H The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Basket: J.P. Morgan Quest Renewable Energy Thematic Basket (Mar 2021) (the “Basket”), an unequally weighted basket consisting of 63 Reference Stocks of U.S. - listed companies associated with the development or roll - out of renewable energy, as specified under Annex A Indicative Bloomberg Ticker: A level of the Basket may be published on the Bloomberg Professional ® service (“Bloomberg”) under the Bloomberg ticker JPINREG1 . Any levels so published are for informational purposes only and are not binding in any way with respect to the notes. Although that level may appear under that Bloomberg ticker during the term of the notes, any such level may not be the same as the closing level of the Basket determined by the calculation agent for the Observation Date. You will not have any rights or claims, whether legal or otherwise, relating to any information regarding that level (whether displayed on Bloomberg or elsewhere) with respect to the notes. Pricing Date: March 31 2021 Observation Date: May 2, 2022 Maturity Date: May 5, 2022 Payment At Maturity: At maturity you will receive a cash payment, for each $1,000 principal amount note, calculated as follows: $ 1,000 î (1 + Basket Return) If the Final Basket Value is less than the Initial Basket Value, you will lose some or all of your principal amount at maturity. CUSIP: 48129KAP5 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48129KAP5/doctype/Product_Termsheet/document.pdf For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes , p lease see the hyperlink above. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes . The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturit y p er $1,000 principal amount note to $1,000. The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would b e a ssociated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be low er . J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Hypothetical Total Returns Final Basket Value Basket Return Total Return on the Notes 165.00 65.00% 65.00% 140.00 40.00% 40.00% 120.00 20.00% 20.00% 110.00 10.00% 10.00% 105.00 5.00% 5.00% 101.00 1.00% 1.00% 100.00 0.00% 0.00% 95.00 - 5.00% - 5.00% 90.00 - 10.00% - 10.00% 80.00 - 20.00% - 20.00% 60.00 - 40.00% - 40.00% 40.00 - 60.00% - 60.00% 20.00 - 80.00% - 80.00% 0.00 - 100.00% - 100.00% Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (Mar 2021) North America Structured Investments

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • The notes are subject to the risks of correlation (or lack of correlation) of the Reference Stocks. • No interest payments, dividend payments or voting rights. • The investment strategy represented by the Basket may not be successful. • The Reference Stocks are concentrated in the electric utilities and multi - utilities sub - industries. • The notes are subject to risks associated with non - U.S. securities with respect to some of the Reference Stocks. • In some circumstances, the payment you receive on the notes may be based on the value of cash securities (including securities of other issuers) or other property distributed to holders of a Reference Stock upon the occurrence of a reorganization event. • The anti - dilution protection for the Reference Stocks are limited . • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offeri ngs to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPM organ Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC we b site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to se nd you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 236659 and 333 - 236659 - 01 North America Structured Investments The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (Mar 2021)

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Annex A North America Structured Investments Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (Mar 2021) Reference Stock Bloomberg Ticker Symbol Stock Weight Common stock of American Electric Power Company, Inc . AEP 3.17% Common stock of General Electric Company GE 3.17% Common stock of Dominion Energy, Inc . D 3.17% Common stock of Duke Energy Corporation DUK 3.17% Common stock of The Southern Company SO 3.17% Common stock of Xcel Energy Inc . XEL 3.17% Common shares of Consolidated Edison, Inc . ED 3.17% Common stock of Exelon Corporation EXC 3.17% Common stock of WEC Energy Group, Inc . WEC 3.17% Common stock of The Williams Companies, Inc . WMB 3.17% Common stock of CMS Energy Corporation CMS 3.17% Common stock of DTE Energy Company DTE 3.17% Common stock of Vistra Corp . VST 3.17% Common shares of Eversource Energy ES 3.17% Common stock of Edison International EIX 2.99% Common stock of Sempra Energy SRE 2.49% Common stock of First Solar, Inc . FSLR 2.42% Common stock of Digital Realty Trust, Inc . DLR 2.36% Common stock of Renewable Energy Group, Inc . REGI 2.27% Common stock of Ameren Corporation AEE 2.22% Common stock of Air Products and Chemicals, Inc . APD 2.21% Common stock of Public Service Enterprise Group Incorporated PEG 2.20% Common stock of Enphase Energy, Inc . ENPH 2.16% Common stock of Pinnacle West Capital Corporation PNW 1.88% Common stock of Avangrid , Inc . AGR 1.86% Common stock of ALLETE, Inc . ALE 1.82% Common stock of Generac Holdings Inc . GNRC 1.81% Common stock of Evergy , Inc . EVRG 1.72% Common stock of New Jersey Resources Corporation NJR 1.70% Ordinary shares of Eaton Corporation plc ETN 1.65% Common stock of Sunrun Inc . RUN 1.52% Common stock of CenterPoint Energy, Inc . CNP 1.47% Reference Stock (continued) Bloomberg Ticker Symbol (continued) Stock Weight (continued) Common stock of The AES Corporation AES 1.25% Common stock of Hannon Armstrong Sustainable Infrastructure Capital, Inc . HASI 1.23% Common stock of Owens Corning OC 1.18% Common stock of Hawaiian Electric Industries, Inc . HE 1.15% Common stock of FuelCell Energy, Inc . FCEL 1.11% Common stock of South Jersey Industries, Inc . SJI 0.98% Common stock of BWX Technologies, Inc . BWXT 0.93% Common stock of Plug Power Inc . PLUG 0.93% Common stock of Power Integrations, Inc . POWI 0.88% Common stock of NiSource Inc . NI 0.74% Common stock Gibraltar Industries, Inc . ROCK 0.72% Common stock of IDACORP , Inc . IDA 0.72% Class C common stock of Clearway Energy, Inc . CWEN 0.62% Common stock of Ormat Technologies, Inc . ORA 0.62% Common stock of SunPower Corporation SPWR 0.60% Class A common stock of Bloom Energy Corporation BE 0.59% Common stock of Rogers Corporation ROG 0.49% Common stock of Clean Energy Fuels Corp . CLNE 0.46% Class A common stock of Covanta Holding Corporation CVA 0.43% Common stock of PNM Resources, Inc . PNM 0.40% Common stock of H.B . Fuller Company FUL 0.39% Class A common stock of Ameresco , Inc . AMRC 0.38% Common stock of Black Hills Corporation BKH 0.33% Class A common stock of QTS Realty Trust, Inc . QTS 0.28% Common stock of Chart Industries, Inc . GTLS 0.25% Common stock of Alexander & Baldwin, Inc . ALEX 0.23% Common shares of The Timken Company TKR 0.23% Common stock of MGE Energy, Inc . MGEE 0.22% Common stock of ESCO Technologies Inc . ESE 0.20% Common stock of Argan , Inc . AGX 0.17% Common stock of Altra Industrial Motion Corp . AIMC 0.16%